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                                                                  EXECUTION COPY



                             TRADEMARK LICENSE AGREEMENT dated as of July 8,
                      1993 (this "Agreement"), between Bristol-Myers Squibb Company, a Delaware corporation ("Licensor") and Oncology Therapeutics Network Joint Venture L.P., a Delaware limited partnership ("Licensee").


                              Preliminary Statement

               Licensor is the owner of certain trademarks in the United States and Licensee wishes to have the nonexclusive right to use such trademarks in connection with the Sales Agency Agreement dated as of July 8, 1993, between Licensor and Licensee (the "Sales Agency Agreement").

               Accordingly, in consideration of the mutual promises contained herein and in the Sales Agency Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

               1. License. Licensor hereby grants to Licensee a nonexclusive, royalty free, license to use the tradenames listed on Schedule 1 and the trademarks listed on Schedule 2 (collectively, the "Trademarks") in the United States for the Term (as defined below) in accordance with the terms of this Agreement; provided, however, that Licensor shall have the right to (A) upon 180-days' written notice to Licensee or, with respect to Schedule 2, such shorter notice as may be reasonable under the circumstances, make any additions to, or deletions from, the Trademarks (provided that deletion of any Trademark listed on Schedule 2 will occur only if Licensor ceases selling the relevant Product pursuant to the Sales Agency Agreement or if Licensor ceases using such Trademark in connection with the relevant Product) and (B) approve the manner in which Licensee uses the Trademarks as provided in Sections 4 and 10.

               2. Effective Date. This Agreement shall become effective on the Effective Date of the Sales Agency Agreement.

               3. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for the Term of the Sales Agency Agreement including any Extended Term thereof (the "Term").




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               4. Use of Trademarks. Unless approved otherwise by Licensor,
Licensee shall use the Trademarks only in accordance with the standards and guidelines communicated by Licensor to Licensee from time to time, provided that Licensor shall give Licensee reasonable notice of such standards and guidelines and any changes thereto. Such standards and guidelines will be consistent with the internal standards and guidelines for the Trademarks used and complied with by Licensor. Unless the standards and guidelines provide that no prior approval is required, the forms of all written materials that contain or reflect any Trademark (including, without limitation, labels, packaging and scripts prepared for oral communications), and the use of any Trademark in conjunction with any other trademark, shall be subject to Licensor's prior approval, which approval shall not be unreasonably withheld; provided that Licensor agrees that failure to respond to any such request for approval within 15 days following such request shall be deemed an approval by Licensor; and provided, further, that in the case of routine communications made in the ordinary course of business, Licensor agrees that prior approval is not necessary if such communications comply with the standards and guidelines described above and that if no standards or guidelines have been communicated by Licensor to Licensee, Licensee may make such communications without Licensor's prior approval. If such communications concern representations about Products, including Product indications or efficacy, or other representations that are subject to Food and Drug Administration regulations but excluding packaging inserts or other information provided by Licensor to Licensee or previously approved by Licensor, Licensor's approval shall be within one month following Licensee's request. Licensee shall provide Licensor with samples of use of the Trademarks upon Licensor's reasonable request therefor.

               5. Promotion of BMS. During the Term of the Sales Agency Agreement without regard to any Extended Term thereof, Licensee will promote the names "Bristol-Myers Squibb Company" and/or "Bristol-Myers Oncology Division" and Licensor's involvement in the business of Licensee. Such promotion shall include, without limitation, including the "Bristol-Myers Squibb Company" and/or "Bristol-Myers Oncology Division" names in marketing and promotional materials. The manner in which Licensee uses the "Bristol-Myers Squibb Company" and/or "Bristol-Myers Oncology Division" names in such materials shall be subject to
Section 4 above. Notwithstanding the foregoing, promotion



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of the names "Bristol-Myers Squibb Company" and/or "Bristol-Myers Oncology
Division" and promotion of Licensor's involvement in the business of Licensee shall terminate if Licensor terminates this License with respect to the tradenames listed on Schedule 1 as contemplated by Section 1.

               6. Ownership of Trademarks. Except as expressly provided under this Agreement, Licensee shall have no rights in or to the Trademarks and shall not during the Term nor thereafter represent that it is the owner of the Trademarks, whether or not the Trademarks are registered. Licensee shall not dispute the validity or ownership of the Trademarks.

               7. Cooperation; Additional Documents. Licensee shall cooperate with Licensor in executing all documents necessary or reasonably requested by Licensor to protect Licensor's rights in the Trademarks. Each of the parties agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party's rights or obligations pursuant to this Agreement.

               8. Termination. (a) This Agreement shall automatically terminate upon the expiration or termination of the Term of the Sales Agency Agreement (including any Extended Term thereof).

               (b) In the event of a material breach of this Agreement by either party, the other party shall have the right to deliver a written notice of termination to the defaulting party. In the event such breach is not cured within 60 days after service of such notice, this Agreement shall automatically terminate.

               (c) Upon termination of this Agreement, Licensee shall discontinue any and all use of the Trademarks.

               9. Infringement. Licensee shall report to Licensor any unauthorized use of the Trademarks of which Licensee becomes aware and shall cooperate reasonably with Licensor, at Licensor's expense, in connection with Licensor's efforts to protect its rights in and to the Trademarks to the extent the need for such protection arises in connection with Licensee's use of the Trademarks pursuant to this Agreement. Licensee shall not institute any



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protective action with respect to the Trademarks without Licensor's specific written authorization.

               10. Quality Control. Licensee shall adhere strictly to the quality control procedures furnished by Licensor to Licensee from time to time, provided that Licensor shall give Licensee reasonable notice of such quality control procedures and any changes thereto. Such quality control procedures will be consistent with the internal quality control procedures for the Trademarks used and complied with by Licensor. Licensee shall provide Licensor with such periodic reports relating to the Trademarks, the Products and other matters relevant to this Agreement as Licensor shall reasonably request from time to time. Licensor shall have the right at any time during normal business hours upon reasonable notice to inspect Products held by Licensee and written materials referred to in Section 4, wherever located, to ensure compliance with the terms and obligations of this Agreement.

               11. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable, directly or indirectly, by Licensor (other than to a subsidiary of Licensor) or Licensee (in the case of Licensee, including, without limitation, by operation of law or in connection with a merger, sale of stock, or sale of substantially all the assets of or similar transaction with respect to Licensee or OTNC) without the prior written consent of the other party which may be withheld in such party's sole discretion. Notwithstanding the foregoing, this Agreement may be assigned or transferred by Licensee to any permitted assignee or transferee of the Agent under, and in the same manner as, the Sales Agency Agreement. If the Sales Agency Agreement is assigned pursuant to Section 9 of that agreement, this Agreement shall be assigned to the assignee of the Sales Agency Agreement.

               12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the


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parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i) if to Licensee,

                      In care of:
                      Axion Pharmaceuticals, Inc.
                      395 Oyster Point Blvd.
                      Suite 405
                      South San Francisco, CA 94080
                      Tel: (415) 952-8400
                      Fax: (415) 952-5675

                      Attention:  Michael D. Goldberg

        with a copy to:

                      Brobeck, Phleger & Harrison
                      Two Embarcadero Place
                      2200 Geng Road
                      Palo Alto, CA 94303
                      Tel: (415) 424-0160
                      Fax: (415) 496-2733

                    Attention: Robert V. Gunderson, Jr., Esq.

               (ii) if to Licensor,

                      In care of:
                      Bristol-Myers Squibb Company
                      P.O. Box 4500
                      Princeton, NJ 08543
                      Tel: (609) 897-2234; (609) 897-2148
                      Fax: (609) 897-6078; (609) 897-6055

                      Attention: David T. Bonk, Esq.;
                                 Brian A. Markison

        with copies to:

                      Cravath, Swaine & Moore
                      825 Eighth Avenue
                      New York, NY 10019-7415
                      Tel: (212) 474-1160
                      Fax: (212) 474-3700

                      Attention: W. Clayton Johnson, Esq.



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               13. Indemnification. (a) Licensor shall indemnify, hold harmless, and defend Licensee from any and all liability, loss, claims, lawsuits, damages, injury, settlements, costs and expenses whatsoever (as incurred), including but not limited to attorneys' fees and court costs, arising out of any Trademark or the use thereof in accordance with this Agreement.

               14. Attorney Fees. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

               15. Axion Tradenames and Trademarks. Nothing in this Agreement shall affect Axion Pharmaceutical Inc.'s or any of its affiliate's rights in their tradenames and trademarks.

               16. No Third Party Beneficiary. None of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

               17. Governing Law. This Agreement shall be construed and governed by the laws of the State of New York without regard to the conflicts provisions thereof.

               18. Nonwaiver. The waiver by a party of any breach by the other party of any term, covenant or condition contained herein shall not be deemed to be a waiver of any subsequent breach by the other party of the same or any other term, covenant or condition contained in this Agreement. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant, or condition of this Agreement, other than the failure of such party to perform the particular duties so accepted, regardless of such party's knowledge of such preceding breach at the time of acceptance of such performance.

               19. Entire Agreement; Modification; Severability. Other than the Partnership Agreement and the Sales Agency Agreement, there are no other agreements or understandings, written or oral, between the parties, regarding this


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Agreement. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modifications shall be attached to this Agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions hereby is not affected in any manner materially adverse to any party. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which between the parties comes as close as possible to that of the invalid, illegal or unenforceable provisions.

               20. Authorization. All corporate action on the part of each party hereto necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations hereunder has been taken. The persons executing this Agreement have due power and authority to so execute this Agreement.

               21. Paragraph Headings. The paragraph headings set forth herein are for purposes of convenience only, and shall have no bearing whatsoever on the actual content of this Agreement.



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               22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same agreement.


               IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                                          BRISTOL-MYERS SQUIBB COMPANY,

                                            by
                                              --------------------------
                                              Name: Kenneth E. Weg
                                              Title: President-Bristol-Myers
                                                     Squibb Pharmaceutical
                                                     Group

                                          ONCOLOGY THERAPEUTICS NETWORK JOINT
                                          VENTURE, L.P.,

                                            by ONCOLOGY THERAPEUTICS NETWORK
                                               CORPORATION, Its General Partner,

                                              by
                                                --------------------------
                                                Michael D. Goldberg
                                                Chief Executive Officer



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